For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

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ENTERPRISE FINANCIAL REPURCHASES
PREFERRED STOCK ISSUED UNDER TARP
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St. Louis, November 7, 2012. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it has repurchased the $35 million in preferred stock it issued to the U.S. Treasury under the Troubled Asset Relief Program (TARP) Capital Purchase Program. The preferred shares were repurchased at their full face value. In addition, the Company paid $0.4 million in accrued and unpaid dividends on the shares.

“We agreed to participate in the Capital Purchase Program in late 2008 as an efficient means to supplement our capital strength and support continued growth during a time of economic uncertainty,” said Peter Benoist, President and CEO. “Since then we've accomplished those objectives, growing our assets by almost 30% and completing four FDIC-assisted acquisitions. Now, with the economy showing signs of recovery and given our stronger capital and liquidity positions, we decided the time was right to repurchase the preferred stock in full.”

In connection with the repurchase, the Company will recognize a $0.9 million, or approximately $0.03 per share, noncash acceleration of discount on the preferred stock that will reduce net income available for common shareholders in the fourth quarter. The Company also intends to repurchase the 324,074 common stock warrants that it issued to the U.S. Treasury as part of its participation in the Capital Purchase Program.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences